Exhibit 5(a)

Squire Patton Boggs (US) LLP 200 South Biscayne Boulevard, Suite 4700 Miami, Florida 33131 O +1 305 577 7000 F +1 305 577 7001 squirepattonboggs.com

March 9, 2018

NextEra Energy, Inc. NextEra Energy Capital Holdings, Inc. 700 Universe Boulevard Juno Beach, Florida 33408

Ladies and Gentlemen:
We have acted as counsel to NextEra Energy, Inc., a Florida corporation (“NEE”), and NextEra Energy Capital Holdings, Inc., a Florida corporation (“NEE Capital”), in connection with the issuance and sale by NEE Capital of $800,000,000 aggregate principal amount of its Floating Rate Debentures, Series due September 3, 2019 (the “Debentures”), issued under the Indenture (For Unsecured Debt Securities), dated as of June 1, 1999, as amended (the “Indenture”), between NEE Capital and The Bank of New York Mellon, as Trustee, which Debentures are absolutely, irrevocably and unconditionally guaranteed (the “Guarantee”) by NEE pursuant to the Guarantee Agreement, dated as of June 1, 1999, between NEE, as Guarantor, and The Bank of New York Mellon, as Guarantee Trustee (the “Guarantee Agreement”).
We have participated in the preparation of or reviewed (1) Registration Statement Nos. 333-205558, 333-205558-01 and 333-205558-02 (the “Registration Statement”), which Registration Statement was filed jointly by NEE, NEE Capital and Florida Power & Light Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”); (2) the prospectus dated July 8, 2015 (the “Base Prospectus”) forming a part of the Registration Statement, as supplemented by a prospectus supplement dated March 7, 2018 (the “Prospectus Supplement”) relating to the Debentures, both such Base Prospectus and Prospectus Supplement filed with the Commission pursuant to Rule 424 under the Securities Act; (3) the Indenture; (4) the Guarantee Agreement; (5) the corporate proceedings of NEE Capital with respect to the Registration Statement, the Indenture and the Debentures; (6) the corporate proceedings of NEE with respect to the Registration Statement and the Guarantee Agreement; and (7) such other corporate records, certificates and other documents (including a receipt executed on behalf of NEE Capital acknowledging receipt of the purchase price for the Debentures) and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.
Based on the foregoing, we are of the opinion that the Debentures and the Guarantee, as it

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NextEra Energy, Inc. NextEra Energy Capital Holdings, Inc. March 9, 2018 Page 2	Squire Patton Boggs (US) LLP
relates to the Debentures, are legally issued, valid and binding obligations of NEE Capital and NEE, respectively, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other laws affecting creditors’ rights and remedies generally and general principles of equity and to concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any matter is brought.
In rendering the foregoing opinion, we have assumed that the certificates representing the Debentures conform to specimens examined by us and that the Debentures have been duly authenticated, in accordance with the Indenture, by the Trustee under the Indenture and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.
We hereby consent to the reference to us in the Base Prospectus under the caption “Legal Opinions” and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission by NEE on or about March 9, 2018 which will be incorporated by reference in the Registration Statement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
This opinion is limited to the laws of the States of Florida and New York and the federal laws of the United States insofar as they bear on matters covered hereby. As to all matters of New York law, we have relied, with your consent, upon an opinion of even date herewith addressed to you by Morgan, Lewis & Bockius LLP, New York, New York. As to all matters of Florida law, Morgan, Lewis & Bockius LLP is hereby authorized to rely upon this opinion as though it were rendered to Morgan, Lewis & Bockius LLP.

Very truly yours, /s/ Squire Patton Boggs (US) LLP SQUIRE PATTON BOGGS (US) LLP